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                                                                   EXHIBIT 10.16

                             CONSULTING AGREEMENT
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     AGREEMENT made this 3rd day of May, 1996 by and between RAYMOND N. SMITH of
28622 Highgate Drive, Bonita Springs, Florida 33923 (the "Consultant") and
ACCENT COLOR SCIENCES, INC., a Connecticut corporation, having its place of business at 800 Connecticut Boulevard, East Hartford, Connecticut (the "Company").


                             W I T N E S S E T H:

     WHEREAS, the Consultant has to the date hereof held the position of Chairman of the Board of Directors of the Company under a certain Employment Agreement dated December 14, 1993; and

     WHEREAS, the Consultant is desirous of relinquishing such position as of the date hereof and terminating such Employment Agreement; and

     WHEREAS, the Consultant, in addition to his other business pursuits, is willing to assist the Company with respect to its organizational and financial affairs from time to time in the future; and

     WHEREAS, the Company wishes to secure the services of the Consultant on the terms hereinafter provided;

     NOW, THEREFORE, the Consultant and the Company hereby mutually agree as follows:

1. The Company hereby engages the Consultant and the Consultant agrees to be so engaged on the following terms and conditions.

2. Consultant agrees to be available to the Company for up to 25 hours per month at such times as shall be mutually agreed upon by the Consultant and the Company.

3. The Consultant shall receive a quarterly retainer of $21,250 payable in advance on July 1, 1996, October 1, 1996, January 1, 1997, April 1, 1997, July 1, 1997 and October 1, 1997. If such date shall fall on a weekend or holiday, such payment will be payable on the first business day following such date. Upon the execution of this Agreement, the Consultant shall receive a payment of $14,167 for the period from the date hereof until June 30, 1996.

4. The Company agrees to reimburse Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in the execution of his duties.

5. The term of this Agreement shall commence on the date hereof and terminate on December 31, 1997, subject to earlier termination under the provisions of paragraph 7 below.

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6. The nature of the duties of the Consultant shall be to work with the senior management of the Company and provide general business and management advice with respect, primarily, to organizational, financial and business development issues and to provide such other functions or services as senior management, in its reasonable discretion and from time to time, shall require.

7. This Agreement may be terminated by Consultant on thirty (30) days notice in writing to the Company, but may not be terminated by the Company except for "cause." As used herein, "cause" shall mean the gross neglect by Consultant of his duties hereunder or the conviction of the Consultant of a felony against the Company.

8. Upon sixty (60) days written notice to the Consultant, the Company may extent this Agreement on the same terms (or on other terms mutually agreed upon by the Company and the Consultant) for a period not to exceed one (1) year from the termination date.

9. This Agreement shall be construed under the laws of the State of Connecticut and may not be modified or amended except in writing signed by both parties.

     IN WITNESS WHEREOF, the Consultant and the Company have executed this Agreement on the day and year first above written.



     _________________________________
     Raymond N. Smith



     ACCENT COLOR SCIENCES, INC.



By:  _________________________________
     Richard J. Coburn
Its: President

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